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Exhibit 10.1

UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF OHIO

WESTERN DIVISION (DAYTON)

DAVID SLONE, et al.,	)	Consolidated Case No. 1:03cv211
)
Plaintiffs,	)	Judge Thomas M. Rose
)
vs.	)
)
FIFTH THIRD BANCORP, et al.,	)
)
Defendants	)
)

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”) is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Lead Plaintiff Carpenters Pension Trust for Southern California and named plaintiffs David Slone, City of Sterling Heights General Retirement System, City of St. Clair Shores Police and Fire Retirement System, City of Westland Police and Fire Retirement System, and City of Sterling Heights Police and Fire Retirement System (collectively, “Plaintiffs”) on behalf of themselves and the Class (as hereinafter defined) and Defendants Fifth Third Bancorp (“Fifth Third”) and George A. Schaefer, Jr., Neal E. Arnold, and David J. DeBrunner (collectively, the “Individual Defendants”) (Fifth Third and the Individual Defendants are also collectively referred to as the “Fifth Third Defendants”) and Deloitte & Touche LLP (“Deloitte”), Fifth Third’s outside auditor during the Class Period (the Fifth Third Defendants and Deloitte are collectively referred to hereinafter as the “Defendants”), by and through their respective counsel.

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WHEREAS:

A.      On April 2, 2001, Fifth Third Bancorp (“Fifth Third”) acquired Old Kent Financial Corporation (“Old Kent”) in a stock-for-stock transaction valued at $5.5 billion. On September 24, 2001, Fifth Third announced in a press release that it had successfully converted all of Old Kent’s full-service banking centers and 1.2 million accounts to Fifth Third’s operating system.

B.      In the third quarter, 2002, Fifth Third identified a reconciliation error in its treasury department’s investment portfolio. Specifically, while implementing a new accounting system, Fifth Third realized that funds received related to a securitization transaction that allegedly should have been applied against a mortgage receivable account had instead been offset against other treasury items in the treasury clearing account. When this problem was rectified, it left a possible deficit in the treasury department’s clearing account of approximately $82 million pre-tax ($54 million after-tax) (hereinafter the “Treasury Impairment”).

C.      On September 10, 2002, Fifth Third filed a Form 8-K with the SEC disclosing the Treasury Impairment and announcing that it would set up an impairment reserve, for which Fifth Third would recognize an after-tax expense of $54 million. Fifth Third also announced that it was “devoting significant effort and resources in the continuation of this review, including third party expertise, and will adjust the impairment reserve in the future” if it recovered any of the impaired funds.

D.      On December 10, 2002, Fifth Third filed another Form 8-K, updating the public about Fifth Third’s investigation into the Treasury Impairment. The 8-K explained that “[b]ased on the reviews completed to date by Fifth Third and independent third party experts, management has concluded that there is no significant or further financial exposure in excess of the amount charged-off in the third quarter and prior period financial statements are unaffected by these treasury reconciling items.”

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E.      As a result of the Treasury Impairment, the United States Securities and Exchange Commission (“SEC”), the Federal Reserve Bank of Cleveland (“Federal Reserve”), and the Ohio Department of Commerce’s Division of Financial Institutions (“ODC”) launched informal investigations into the circumstances surrounding the Treasury Impairment, and more generally, into the adequacy of Fifth Third’s overall financial controls. Fifth Third announced these investigations in its November 14, 2002 Form 10-Q.

F.      On January 31, 2003, Fifth Third announced in a Form 8-K that the Federal Reserve and ODC would likely take formal action against Fifth Third.

G.      The Federal Reserve’s and ODC’s investigation culminated in a “Written Agreement” with Fifth Third, entered into on March 26, 2003. In the Written Agreement, Fifth Third agreed to take certain “steps to enhance and improve its risk management, internal controls, financial accounting, audit, and information technology functions, as well as its management and corporate governance policies and procedures.”

H.      Beginning on March 25, 2003, eight class actions alleging violations of federal securities laws – Slone v. Fifth Third Bancorp, et al., Case No. C-1-03-211; Roseman v. Fifth Third Bancorp, et al., Case No. C-1-03-228; Ferrari v. Fifth Third Bancorp, et al., Case No. C-1-03-233; Herr v. Fifth Third Bancorp, et al., Case No. C-1-03-255; Townsend v. Fifth Third Bancorp, et al., Case No. C-1-03-264; German v. Fifth Third Bancorp, et al., Case No. C-1-03-297; Sadowsky v. Fifth Third Bancorp, et al., Case No. C-1-03-331; and Hyde v. Fifth Third Bancorp, et al., Case No. C-3-03-211 – were filed in this court and were subsequently consolidated in this litigation and are hereinafter referred to as the “Action”;

I.      On April 30, 2003, the Individual Defendants filed a motion to dismiss the complaints filed in the eight class actions. On May 1, 2003, Fifth Third filed a motion to dismiss the complaints filed in the eight class actions. On May 27, 2003, Plaintiff Slone

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moved to strike, or in the alternative stay, the Fifth Third Defendants’ motions to dismiss, without prejudice, as premature and untimely until a lead plaintiff is appointed, a consolidated amended complaint is filed, and an appropriate schedule is established, all as required by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). On June 17, 2003, the Individual Defendants filed a motion to enforce the “automatic stay and other proceedings” provided for in the PSLRA. On June 23, 2003, Plaintiff Slone moved to indefinitely extend the time to respond to the motions to dismiss. On June 24, 2003, Plaintiff Slone moved to stay the Fifth Third Defendants’ motions to dismiss indefinitely. On June 26, 2003, Fifth Third filed a motion to enforce the “automatic stay and other proceedings” provided for in the PSLRA. The Court, by Order dated October 22, 2003, granted Plaintiff Slone’s motion to strike “based upon the need for judicial economy and based upon the procedures established in the PSLRA and the implementation thereof by the courts.” The Court struck the Fifth Third Defendants’ motions to dismiss without prejudice subject to being re-filed at an appropriate time, either after an amended complaint is filed or after the time given to file an amended complaint has expired;

J.      On June 15, 2004, the Court entered an order appointing Carpenters Pension Trust for Southern California as lead plaintiff and approved its choice of Milberg Weiss Bershad & Schulman LLP as lead counsel;

K.      On August 16, 2004, the Plaintiffs filed their Consolidated Amended Class Action Complaint dated August 16, 2004 (the “Complaint”). In the Complaint, Plaintiffs alleged that Defendants committed securities fraud by making material misrepresentations or omissions about several topics, including issues concerning the Old Kent acquisition, the Treasury Impairment, Fifth Third’s internal controls, the federal and state governments’ investigations into the Treasury Impairment and Fifth Third’s internal controls, the Written Agreement, and

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Fifth Third’s financial condition. Specifically, Plaintiffs alleged that Defendants made material misrepresentations or omissions in the following documents: (1) a September 24, 2001 press release announcing the completion of the Old Kent conversion; (2) an October 16, 2001 press release announcing Fifth Third’s third quarter, 2001 earnings; (3) Fifth Third’s November 14, 2001 Form 10-Q; (4) a January 15, 2002 press release announcing Fifth Third’s fourth quarter, 2001 earnings; (5) Fifth Third’s 2001 Annual Report; (6) Fifth Third’s March 12, 2002 Form 10-K; (7) Fifth Third’s proxy statement for the March 19, 2002 Annual Shareholders Meeting; (8) an April 16, 2002 press release announcing Fifth Third’s first quarter, 2002 earnings; (9) a July 16, 2002 press release announcing Fifth Third’s second quarter, 2002 earnings; (10) Fifth Third’s September 10, 2002 Form 8-K; (11) an October 15, 2002 press release announcing Fifth Third’s third quarter, 2002 earnings; (12) Fifth Third’s November 14, 2002 Form 10-Q; and (13) Fifth Third’s December 10, 2002 Form 8-K (collectively the “Public Statements”). Plaintiffs alleged that Defendants violated Section 10(b) of the Securities and Exchange Act of 1934 (the “1934 Act”) and SEC Rule 10b-5 by making material misrepresentations and omissions in the Public Statements. Plaintiffs also alleged that under Section 20 of the 1934 Act, the Individual Defendants were personally liable for the alleged violations of Section 10(b) and Rule 10b-5. Plaintiffs later made related allegations against Deloitte & Touche. Defendants deny the claims alleged in the Complaint.

L.      The Complaint further alleges that Plaintiffs and other Class members purchased the common stock of Fifth Third during the Class Period at prices artificially inflated as a result of the Defendants’ dissemination of materially false and misleading statements regarding Fifth Third in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder;

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M.      On October 18, 2004, the Defendants filed motions to dismiss the Complaint on the grounds that Plaintiffs (1) failed to adequately allege scienter under Section 10(b) and Rule 10b-5, (2) failed to adequately allege any misleading statements, and (3) failed to adequately allege loss causation. While that motion to dismiss was pending, the parties began discussing settlement. The parties eventually postponed completing briefing on the motions in order to further settlement negotiations. During the pendency of these motions, this Settlement was reached;

N.      The Defendants deny any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted. The parties to this Stipulation recognize, however, that the litigation has been filed by Plaintiffs and defended by Defendants in good faith and consistent with Federal Rule of Civil Procedure 11, that the litigation is being voluntarily settled after advice of counsel, and that the terms of the settlement are fair, adequate, and reasonable. This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Action;

O.      Plaintiffs’ Lead Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Complaint. Plaintiffs’ Lead Counsel have analyzed the evidence adduced during their pretrial investigation and have researched the applicable law with respect to the claims of Plaintiffs and the Class against the Defendants and the potential defenses thereto;

P.      Plaintiffs, by their counsel, have conducted discussions and arms’ length negotiations with counsel for Defendants with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class; and

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Q.      Based upon their pre-filing and pre-trial investigation, as set forth above, Plaintiffs’ Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable, and adequate to Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering, inter alia, (a) the substantial benefits that Plaintiffs and the members of the Class will receive from settlement of the Action, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) and all Settled Defendants’ Claims (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1.      As used in this Stipulation, the following terms shall have the following meanings:

(a)       “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

(b)      “Cash Settlement Fund Amount” means the amount specified in paragraph 4 hereof.

(c)      “Claims Administrator” means the firm of The Garden City Group, Inc. which shall administer the Settlement.

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(d)      “Class” and “Class Members” mean, for the purposes of this Settlement only, all persons or entities who purchased the common stock of Fifth Third Bancorp during the period September 24, 2001 through and including January 31, 2003. Excluded from the Class are the Defendants, Fifth Third’s predecessors, successors, parents, and subsidiaries, the officers and directors of Fifth Third, the partners of Deloitte & Touche LLP, and members of each of their immediate families and their legal representatives, heirs or assigns and any entity in which any Defendant has, have or had a controlling interest during the Class Period. Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

(e)       “Class Period” means, for the purposes of this Settlement only, the period of time from September 24, 2001 through and including January 31, 2003.

(f)      “Defendants” means the Fifth Third Defendants and Deloitte.

(g)      “Defendants’ Counsel” means the law firms of Keating, Muething & Klekamp PLL and Waite, Schneider, Bayless & Chesley Co., L.P.A. for Defendant Fifth Third, the law firm of Vorys, Sater, Seymour and Pease LLP for the Individual Defendants, and the law firms of Bieser, Greer & Landis LLP and Sidley Austin Brown & Wood LLP for Defendant Deloitte.

(h)      “Effective Date” means the date when all the following shall have occurred: (a) entry by the court of an Order approving the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and (b) entry by the Court of an Order and Final Judgment, substantially in the form set forth in Exhibit B annexed hereto, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or

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review by writ of certiorari, or, in the event that the Court enters an order and final judgment in a form other than that provided above (“Alternative Judgment”) and none of the parties hereto elects to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review.

(i)      “Gross Settlement Fund Amount” means the Cash Settlement Fund Amount plus any income or interest earned thereon.

(j)      “Individual Defendants” means George A. Schaefer, Jr., Neal E. Arnold, and David J. DeBrunner.

(k)      “Net Settlement Fund Amount” has the meaning defined in paragraph 5 hereof.

(l)      “Notice” means the Notice of Pendency of Class Action and Proposed Settlement, Settlement Fairness Hearing and Motion for Attorneys’ Fees and Reimbursement of Expenses, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.

(m)      “Order and Final Judgment” means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

(n)      “Preliminary Approval Order” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

(o)      “Plaintiffs’ Counsel” means Plaintiffs’ Lead Counsel and all other counsel representing Plaintiffs in the Action.

(p)      “Plaintiffs’ Lead Counsel” means the law firm of Milberg Weiss Bershad & Schulman LLP.

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(q)      “Proof of Claim” means the proof of claim and release form to be sent to members of the Class substantially in the form attached hereto as Exhibit 2 to Exhibit A.

(r)      “Publication Notice” means the summary notice of proposed Settlement and hearing for publication substantially in the form attached as Exhibit 3 to Exhibit A.

(s)      “Released Parties” means any and all of the Defendants, Deloitte & Touche LLP, Deloitte & Touche USA LLP, Deloitte Tax LLP, Deloitte Consulting LLP (successor to Deloitte Consulting Holding LLC), Deloitte Consulting (Nevada) LLC, Deloitte Consulting L.P., Deloitte Consulting (US) LLC, Deloitte Consulting (Holding Sub), Deloitte Touche Tohmatsu (“DTT”) and any member firms of DTT, and any of their past, present, and future direct or indirect parent companies, subsidiaries, subcontractors, divisions, affiliates, predecessors, successors, partners, principals, members, directors, officers, managers, attorneys, administrators, auditors, investment advisors, trusts, trustees, fiduciaries, employee benefit plan fiduciaries and trustees, accountants, employees, stockholders, owners, agents, subrogees, insurers, servants, representatives, heirs, executors, administrators, personal representatives, legal representatives, transferees and assigns, and successors in interest of assigns, and any person, firm, trust, corporation, entity, officer, directive or other individual or entity in which any Defendant has a controlling interest or which is related to any of the Defendants, jointly and /or severally.

(t)      “Settled Claims” means any and all manner of actions, causes of actions, rights, suits, obligations, claims, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, and attorneys’ fees whatsoever, whether in law or in equity and whether based on any federal law, state law, local law, statutory law, common law, foreign law right of action, or any other law, rule or regulation, whether fixed or contingent, foreseen or unforeseen, matured or unmatured, known or Unknown, accrued or not accrued which each

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Plaintiff and Class Member, or any of them, ever had, now have, or can have, either individually, or as a member of a class, against the Released Parties, or any of them, which (a) in any way relate to the purchase of the common stock of Fifth Third Bancorp during the Class Period and (b) which are for, based on, by reason of, or arising at law or in equity from or in any way relating to the conduct alleged in the Complaint or which could have been brought in any other forum, including, but not limited to (i) claims that have been asserted in this Action by or on behalf of Class Members or any of them against any of the Released Parties; (ii) claims which relate directly or indirectly to any of the facts, transactions, events, facts, occurrences, acts or omissions mentioned or referred to in the Complaint or other matters set forth, alleged, embraced or otherwise referred to in the Complaint, (iii) claims which relate directly or indirectly to the Public Statements, Fifth Third’s acquisition of Old Kent, the Treasury Impairment, Fifth Third’s internal controls, the federal and state governments’ investigations into the Treasury Impairment and Fifth Third’s internal controls, the Written Agreement, and Fifth Third’s financial condition, and/or (iv) claims arising out of the prosecution or defense of the Action, including, but not limited to, claims related to the execution of, and entry into, this Stipulation, such as but not limited to, claims for fraud in the inducement, negligent, misrepresentation, or fraud.

(u)      “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory, or common law or any other law, rule, or regulation, including both known claims and Unknown Claims, that could have been asserted in the Action or any forum by the Defendants or any of them, or the successors and assigns of any of them against any of the Plaintiffs, Class members or their attorneys, arising out of or relating in any way to the institution or prosecution of the Action (except for claims to enforce the Settlement).

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(v)      “Settlement” means the settlement contemplated by this Stipulation.

(w)      “Unknown Claims” means any and all Settled Claims which any Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Defendant does not know or suspect to exist in his, her or its favor, which if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement. With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Plaintiffs and Defendants shall expressly waive, and each Class Member shall be deemed to have waived and by operation of the Judgment shall have waived, the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Plaintiffs and Defendants shall expressly waive, and each of the Class Members shall be deemed to have waived and by operation of the Judgment shall have waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable or equivalent to California Civil Code §1542. Plaintiffs, Defendants, and Class Members may hereafter discover facts in addition to or different from those that any of them now knows or believes to be true with respect to the subject matter of the Settled Claims, but each Plaintiff and Defendant shall expressly have, and each Class Member shall be deemed to have and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Settled Claims and Defendants’ Settled Claims, known or unknown, suspected or unsuspected, contingent or

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non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs and Defendants acknowledge, and Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT

2.      The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.

3.      (a)      Upon the Effective Date of this Stipulation, Plaintiffs and Class Members on behalf of themselves and in the case of individuals who are Class Members their heirs, executors, administrators, successors and assigns, and in the case of the legal entities other than individuals who are Class members, their predecessors, successors, and assigns, shall fully and finally release and shall permanently and forever be enjoined from commencing or prosecuting each and every Settled Claim against any of the Released Parties.

(b)      Upon the Effective Date of this Settlement, each of the Defendants, on behalf of themselves and the Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims.

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THE SETTLEMENT CONSIDERATION

4.      Within thirty (30) days of entry of a Preliminary Approval Order by the District Court, the Fifth Third Defendants shall pay or cause to be paid Sixteen Million Seven Hundred Dollars ($16,700,000) in cash (the “Fifth Third Settlement Fund Amount”) into escrow for the benefit of Plaintiffs and the Class. Within thirty (30) days of entry of a Preliminary Approval Order by the District Court, Deloitte shall pay or cause to be paid Three Hundred Thousand ($300,000) in cash (the “Deloitte Settlement Fund Amount”) into escrow for the benefit of Plaintiffs and the Class. The Fifth Third Settlement Fund Amount and the Deloitte Settlement Fund Amount shall be the “Settlement Fund Amount.” The Settlement Fund Amount and any income or interest earned thereon shall be the “Gross Settlement Fund Amount.” The payments described in this paragraph are the only payments that any of the Defendants shall be required to make or cause to be made in connection with the Stipulation.

5.      (a)      The Gross Settlement Fund Amount, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and Administration Costs referred to in paragraph 7 hereof, (ii) any attorneys’ fee and expense award referred to in paragraph 8 hereof, and (iii) the remaining administration expenses referred to in paragraph 9 hereof. The balance of the Gross Settlement Fund Amount after the above payments shall be the “Net Settlement Fund Amount.” The Net Settlement Amount shall be distributed to the Authorized Claimants as provided in paragraphs 10-12 hereof. Any sums required to be held in escrow hereunder prior to the Effective Date shall be held by Plaintiffs’ Lead Counsel as Escrow Agent for the Settlement Amount. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned to the persons paying the same pursuant to this Stipulation and/or further order of the Court. The Escrow Agent shall invest any funds in

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excess of $100,000 in short term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments), and shall collect and reinvest all interest accrued thereon. Any funds held in escrow in an amount of less than $100,000 may be held in a bank account insured by the FDIC. The parties hereto agree that the Gross Settlement Fund Amount is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation §1.468B-1 and that the Escrow Agent, as administrator of the Gross Settlement Fund Amount within the meaning of Treasury Regulation §1.468B-2(k)(3), shall be responsible for filing tax returns for the Gross Settlement Fund Amount and paying from the Gross Settlement Fund Amount any Taxes owed with respect to the Gross Settlement Amount. The parties hereto agree that the Gross Settlement Fund Amount shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Gross Settlement Fund Amount as a Qualified Settlement Fund from the earliest date possible. Counsel for Defendants agree to provide promptly to the Escrow Agent the statement described in Treasury Regulation § 1.468B-3(e).

(b)      All (i) taxes on the income of the Gross Settlement Amount and (ii) expenses and costs incurred in connection with the taxation of the Gross Settlement Amount (including, without limitation, the reasonable fees and expenses of tax attorneys and accountants) (collectively “Taxes”) shall be paid out of the Gross Settlement Fund Amount, shall be considered to be a cost of administration of the Settlement and shall be timely paid by the Escrow Agent without prior Order of the Court.

ADMINISTRATION

6.      The Claims Administrator shall administer the Settlement subject to the jurisdiction of the Court. Except as stated in paragraph 14 hereof, Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class in connection

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with such administration. Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including providing without charge all reasonable information accessible from Fifth Third’s transfer records concerning the identity of Class Members and their transactions.

7.      Plaintiffs’ Lead Counsel may pay from the Gross Settlement Fund Amount, without further approval from the Defendants or the Court, the reasonable costs and expenses associated with identifying members of the Class and effecting mail Notice and Publication Notice to the Class, including without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding the Notice and Proof of Claim to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims.

ATTORNEYS’ FEES AND EXPENSES

8.      Plaintiffs’ Lead Counsel will apply to the Court for an award from the Gross Settlement Fund Amount of attorneys’ fees and reimbursement of expenses. Such amounts as are awarded by the Court shall be payable from the Gross Settlement Fund Amount to Plaintiffs’ Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof, subject to Plaintiffs’ Lead Counsel’s obligation to promptly refund or repay to the Gross Settlement Fund Amount such fee and expense award, plus accrued interest at the same net rate as is earned by the Gross Settlement Fund Amount, if and to the extent when, (i) the Settlement is terminated or fails to become effective for any reason or (ii) as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed.

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ADMINISTRATION EXPENSES

9.      Plaintiffs’ Counsel will apply to the Court, on notice to Defendants’ Counsel, for a distribution order (the “Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses Plaintiffs’ Lead Counsel incur exclusively in connection with administration of the Settlement, including but not limited to the fees and expenses of the Claims Administrator and a tax accountant and, if the Effective Date has occurred, directing payment of the Net Settlement Fund Amount to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

10.    The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the Net Settlement Fund Amount based upon each Authorized Claimant’s Recognized Claim (as defined in the “Plan of Allocation” described in the Notice, or in such other plan of allocation as the Court approves).

11.    The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved.

12.    Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund Amount based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants. This is not a claims- made settlement. The Defendants shall not be entitled to a reversion of any of the Gross or Net Settlement Fund Amount once the Effective Date of the Settlement occurs. The Defendants shall also have no involvement in reviewing or challenging claims.

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ADMINISTRATION OF THE SETTLEMENT

13.    Any Class Member who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund Amount but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein as described in paragraph 3, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

14.    The Claims Administrator shall process the Proofs of Claim and, after entry of the Distribution Order, distribute the Net Settlement Fund Amount to the Authorized Claimants. Except for their obligation to pay the Settlement Fund Amount, and to cooperate reasonably in the production of information with respect to the identification of Class Members from Fifth Third’s shareholder transfer records as provided herein, Defendants shall have no liability, obligation, or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund Amount. Plaintiffs’ Lead Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Plaintiffs’ Lead Counsel deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

15.    For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an “Authorized Claimant”, the following conditions shall apply:

(a)      Each Class Member shall be required to submit a Proof of Claim, supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as the Claims Administrator, in its discretion may deem acceptable;

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(b)      All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims. Provided that it is received before the motion for the Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c)      Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the approved Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d)      Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant in order to remedy the curable deficiencies in the Proofs of Claim submitted. The Claims Administrator shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

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(e)      If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Lead Counsel shall thereafter present the request for review to the Court; and

(f)      The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Defendants’ Counsel, for approval by the Court in the Distribution Order.

16.    Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s claim. No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.

17.    Payment pursuant to this Stipulation shall be deemed final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund Amount, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

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18.    All proceedings with respect to the administration, processing, and determination of claims described by paragraph 15 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

19.    The Net Settlement Fund Amount shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all Claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired; (iii) all matters with respect to attorneys ’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired; and (iv) all costs of administration have been paid or an escrow provided.

TERMS OF ORDER FOR NOTICE AND HEARING

20.    Promptly after this Stipulation has been fully executed, Plaintiffs’ Counsel and Defendants’ Counsel jointly shall apply to the Court for entry of the Preliminary Approval Order, substantially in the form annexed hereto as Exhibit A.

TERMS OF ORDER AND FINAL JUDGMENT

21.    If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

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SUPPLEMENTAL AGREEMENT

22.    Simultaneously herewith, Plaintiffs’ Lead Counsel and Defendants’ Counsel are executing a “Supplemental Agreement” setting forth certain conditions under which this Settlement may be terminated by Defendants if potential Class Members who purchased in excess of a certain number of shares of Fifth Third Bancorp common stock traded during the Class Period exclude themselves from the Class. The Supplemental Agreement shall not be filed prior to the Settlement Fairness Hearing unless a dispute arises as to its terms. In the event of a termination of this Settlement pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect and the provisions of paragraph 24 shall apply. Notwithstanding the foregoing, the Stipulation shall not become null and void as a result of the election by the Defendants to exercise their option to withdraw from the Stipulation pursuant to the Supplemental Agreement until the conditions set forth in the Supplemental Agreement have been satisfied.

WAIVER OR TERMINATION

23.    Defendants’ Counsel or Plaintiffs’ Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Preliminary Approval Order in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.

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24.    Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the parties to this Stipulation shall be deemed to have reverted to their respective status in the Action immediately prior to the execution of this Stipulation and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Settlement Fund Amount previously paid by Defendants, together with any interest earned thereon, less any Taxes due with respect to such income, and less costs of administration and notice actually incurred and paid or payable from the Settlement Fund Amount shall be returned to the persons paying the same in proportion to their respective payments described in paragraph 4. Any deduction of Taxes or costs from the Settlement Fund Amount shall be made on a pro rata basis between the Fifth Third Defendants and Deloitte, i.e., 98.24% of any Taxes or costs shall be deducted from the Fifth Third Settlement Fund Amount and 1.76% of any Taxes or costs shall be deducted from the Deloitte Settlement Fund Amount.

NO ADMISSION OF WRONGDOING

25.    This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

(a)      shall not be offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by any of the plaintiffs or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

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(b)      shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

(c)      shall not be offered or received against the Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

(d)      shall not be construed against the Defendants as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e)      shall not be construed as or received in evidence as an admission, concession or presumption against Plaintiffs or any of the Class Members that any of their claims are without merit, or that any defenses asserted by the Defendants have any merit, or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund Amount.

MISCELLANEOUS PROVISIONS

26.    All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

27.    Each Defendant contributing to the Settlement Fund Amount warrants as to himself, herself or itself that, as to the payments made by or on behalf of him, her or it, at the time of such payment that the Defendant made or caused to be made pursuant to paragraph 4

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above, he, she or it was not insolvent nor did nor will the payment required to be made by or on behalf of him, her or it render such Defendant insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof. This warranty is made by each such Defendant and not by such Defendant ’s Counsel.

28.    If a case is commenced in respect of any Defendant contributing to the Settlement Fund Amount (or any insurer contributing funds to the Cash Settlement Fund Amount on behalf of any Defendant) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Gross Settlement Fund Amount or any portion thereof by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Gross Settlement Fund Amount by other Defendants, then, at the election of Plaintiffs’ Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation as of the date a day prior to the date of this Stipulation and any cash amounts in the Gross Settlement Fund Amount shall be returned as provided in paragraph 24 above.

29.    The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims. Accordingly, Plaintiffs and Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution,

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defense, or settlement of the Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

30.    This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto or their successors-in-interest.

31.    The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

32.    The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering Orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Counsel, matters relating to the administration of the Settlement, and enforcing the terms of this Stipulation.

33.    The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

34.    This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

35.    This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

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36.    This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

37.    The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the laws of the State of Ohio without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

38.    This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

39.    All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

40.    Plaintiffs’ Lead Counsel and Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order, the Stipulation and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

DATED:    March 29, 2005

ANN LUGBILL

By:	/s/ Ann Lugbill
Ann Lugbill (0023632)
2406 Auburn Avenue
Cincinnati, Ohio 45219
Telephone: (513) 784-1280
Facsimile: (513) 784-1449

Trial Attorney for Lead Counsel

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MILBERG WEISS BERSHAD & SCHULMAN LLP

By:	/s/ David A.P. Brower
Steven G. Schulman
David A.P. Brower
Karen Rogers
One Pennsylvania Plaza
New York, New York 10119-0165
Telephone: (212) 594-5300
Facsimile: (212) 868-1229

Plaintiffs’ Lead Counsel

DeCARLO & CONNOR, P.C.
Daniel M. Shanley
533 South Fremont Avenue
9th Floor
Los Angeles, California 90071-1706
Telephone: (213) 488-4100

CAULEY BOWMAN CARNEY & WILLIAMS, LLP
J. Allen Carney
P.O. Box 25438
Little Rock, Arkansas 72221-5438
Telephone: (501) 312-8500

FARUQI & FARUQI, LLP
Nadeem Faruqi
320 East 39th Street
New York, New York 10016
Telephone: (212) 983-9330

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
Darren Robbins
401 B Street, Suite 1700
San Diego, California 92101
Telephone: (619) 231-1058

Plaintiffs’ Counsel

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KEATING, MUETHING & KLEKAMP PLL

By:	/s/ Patrick F. Fischer
Patrick F. Fischer (0039671)
Rachael A. Rowe (0066823)
Jason M. Cohen (0076081)
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202-3752
Telephone: (513) 579-6400
Facsimile: (513) 579-6457

Counsel for Defendant Fifth Third Bancorp

WAITE, SCHNEIDER, BAYLESS & CHESLEY CO., L.P.A.

By:	/s/ Stanley M. Chesley, Jr.
Stanley M. Chesley, Jr.
James R. Cummins
1513 Fourth & Vine Tower
One West Fourth Street
Cincinnati, Ohio 45202
Telephone: (513) 621-0267
Facsimile: (513) 381-2375

Of Counsel for Defendant Fifth Third Bancorp

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VORYS, SATER, SEYMOUR AND PEASE LLP

By:	/s/ Glen V. Whitaker
Glen V. Whitaker (0018169)
Victor A. Walton, Jr. (0055241)
Jeffrey A. Miller (0068815)
Michael J. Bronson (0074448)
Suite 2000, Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45201-0236
Telephone: (513) 723-4000
Facsimile: (513) 723-4056

Counsel for Individual Defendants George A. Schaefer, Jr., Neal E. Arnold, and David J. DeBrunner

BIESER, GREER & LANDIS LLP

By:	/s/ James H. Greer
David C. Greer (0009090)
James H. Greer (0046555)
400 National City Center
6 North Main Street
Dayton, Ohio 45402
Telephone: (937) 223-3277
Facsimile: (937) 223-6339

Counsel for Defendant Deloitte & Touche LLP

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SIDLEY AUSTIN BROWN & WOOD LLP

By:	/s/ David A. Gordon
William F. Lloyd
Jeffrey R. Tone
David A. Gordon
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

Counsel for Defendant Deloitte & Touche LLP

31